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          CONSOLIDATED FREIGHTWAYS FILES CHAPTER 11

          COMPANY TAKES STEPS TO ENSURE COMPLETION
                  OF IN-TRANSIT DELIVERIES

               REPORTS SECOND QUARTER RESULTS


     VANCOUVER, Washington - September 3, 2002 -
Consolidated Freightways Corp. (CFC) (NASDAQ: CFWYE) today filed Chapter 11 bankruptcy petitions with the United States Bankruptcy Court for the Central District of California.
     The company also said one of its immediate goals is to complete in-transit customer deliveries as quickly as possible.
     The company yesterday ceased most U.S. operations. However, the CF AirFreight, Canadian Freightways, Ltd. and Grupo Consolidated Freightways, S.A. de RL subsidiaries continue to operate as usual.
     The company said it had received commitments for $225 million in debtor-in-possession (DIP) financing from General Electric Capital Corporation (GECC) to provide liquidity during the bankruptcy proceedings. Pending Court approval, the DIP facility will replace an accounts receivable securitization agreement and real estate credit facility previously provided by GECC. After outstanding borrowings and letters of credit under these agreements are rolled over into the DIP facility, approximately $40 million of new financing will be available to the company to proceed with an orderly liquidation.

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                             -2-
     The company also filed its Form 10-Q and announced its financial results for the period ended June 30, 2002. At the same time, company officers certified as to the accuracy of the financial information contained in the Form 10-Q, in compliance with SEC requirements.
     The company reported revenues of $482.4 million and an operating loss of $53.9 million, after a write-off of approximately $11.0 million of internal-use software that the company will not use due to its bankruptcy filing. These results follow the previous quarter's operating loss of $30.9 million on revenues of $463.0 million.
     Since the company is no longer considered a going concern, CFC also recorded an additional $62.6 million in valuation allowance against net deferred tax assets, which constituted more than half the quarter's net loss of $123.2 million.
     In its Form 10-Q report filed today with the Securities and Exchange Commission, CFC said the bankruptcy petition is necessary because of substantial operating losses in the prior 18 months and the resulting impact on liquidity, letter-of-credit and surety bond requirements to support the company's self-administered insurance programs.
     According to the company, a number of recent events created a domino effect that left CFC inadequately capitalized to continue operations. Last month, a surety bond that secured the company's workers compensation and vehicular casualty insurance was cancelled, leading the company to believe that additional bonds would also be
cancelled.   This negatively impacted pending discussions
with all lenders and investors. Ultimately, the company was unable to secure financing and to bridge the surety bond gap.
     Faced with continuing losses and without the ability to obtain additional financing, CFC's board of directors reluctantly concluded that the company could not continue to operate outside of Chapter 11 protection.
     In its Form 10-Q report, the company reported assets of approximately $783.6 million and liabilities of approximately $791.6 million.
     The law firm of Latham & Watkins in Los Angeles acts as legal counsel for the company in its bankruptcy proceedings.
                           -more-

                             -3-
     Consolidated Freightways was founded in Portland, Ore. in 1929. The company provides less-than-truckload (LTL) transportation, airfreight forwarding and supply chain management services throughout North America. The company is headquartered in Vancouver, Wash.
     Certain statements in this press release are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements as a result of various factors that are discussed in the company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic and business conditions, the availability and cost of capital and matters relating to or in connection with the bankruptcy filing of the company and some of its subsidiaries. These risks and uncertainties also include matters arising out of the company's delay in filing with the Securities and Exchange Commission its Form 10-Q for the quarter ended June 30, 2002 and the announced delisting of the company's common stock by Nasdaq. Additional information regarding risks, uncertainties and other factors that may affect the business and financial results of the company can be found in the company's filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.